Six Months Ended         Three Months Ended
                              June 30                   June 30
                         1997        1997           1997         1996
Primary

Average number of
  common shares
  outstanding          18,116,990   18,057,121   18,133,025    18,078,413
Dilutive stock
  options outstanding      46,442       39,205       44,402        40,523
Average number of
  common and common
  equivalent shares    18,163,432   18,096,326   18,177,427    18,118,936

Net earnings appli-
  cable to common
  stock and common
  stock equivalents    $9,805,000   $9,928,000   $5,418,000    $5,971,000

Primary earnings
  per share                 $0.54        $0.55        $0.30         $0.33